Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

TAYLOR MORRISON HOME CORPORATION

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), Taylor Morrison Home Corporation has adopted this Amended and Restated Certificate of Incorporation (this “Certificate”) restating, integrating and further amending its Certificate of Incorporation (originally filed November 15, 2012), which Certificate has been duly proposed by the directors and adopted by the stockholders of the Corporation (by written consent pursuant to Section 228 of the DGCL) in accordance with the provisions of Sections 242 and 245 of the DGCL. Unless defined in the body of this Certificate, capitalized terms used herein have the meanings assigned to them in Article 16.

1. Name. The name of the Corporation is Taylor Morrison Home Corporation.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, State of Delaware 19904, and the name of its registered agent at such address is National Registered Agents, Inc.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (A): 600,000,000 shares of common stock, divided into 400,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”) and 200,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and (B) 50,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all outstanding Class B Common Stock and all outstanding New TMM Units pursuant to Section 2.1 of the Exchange Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock); provided, however, that, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of the affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Certificate (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2) The holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate (including by merger, consolidation, reorganization or similar event, it being understood that any such merger, consolidation or other business combination that constitutes a Disposition Event in which holders of Class B Common Stock are required to exchange such Common Stock and New TMM Units pursuant to Section 3.8 of the New TMM LPA in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the New TMM LPA as in effect prior to such Disposition Event shall not be deemed an amendment hereof) that would alter or change the powers, preferences, or special rights of the Class B Common Stock so as to affect them adversely.

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine. Except as otherwise permitted by the New TMM LPA or as otherwise agreed by holders of a majority of the outstanding shares of Class B Common Stock, dividends of cash or property may be declared and paid on the Class A Common Stock only if there is a concurrent and proportionate dividend paid to the holders of outstanding New TMM Units.

(2) Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment in the class of Common Stock not so adjusted (or corresponding voting power adjustment in the case of shares of Class B Common Stock) at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all New TMM Units. Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock and/or Preferred Stock. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock and/or Preferred Stock.

(iii) Liquidation and Other Events.

(1) In the case of any consolidation, merger or similar event that constitutes a Disposition Event and in which holders of Class B Common Stock are required to exchange such Common Stock and New TMM Units pursuant to Section 3.8 of the New TMM LPA, the Corporation shall have the right to repurchase each outstanding share of Class B Common Stock upon the consummation of such Disposition Event for an amount per share equal to the par value thereof, and thereafter such holders of Class B Common Stock shall no longer hold such Class B Common Stock and such Class B Common Stock will be transferred to the Corporation and thereupon shall be retired. For the avoidance of doubt, nothing in this Section 5.1(iii)(1) shall impair the right of a holder of Class B Common Stock and Units to exchange such Class B Common Stock and Units pursuant to Section 2.1 of the Exchange Agreement.

(2) In the case of any consolidation, merger or similar event that shall be subject to Section 3.9 of the New TMM LPA (other than a Disposition Event in which holders of Class B Common Stock are required to exchange such Common Stock and New TMM Units pursuant to Section 3.8 of the New TMM LPA and receive consideration in such Disposition Event in accordance with the terms of the New TMM Units as in effect prior to such Disposition Event), the Corporation shall make, and shall cause to be made, proper provision to convert all outstanding shares of Class B Common Stock into securities, with substantially the same voting, exchange and economic rights to the Class B Common Stock of the surviving entity (or, as applicable, of any other such entity into which New TMM Units (in combination with shares of Class B Common Stock) are exchangeable following such event).

(3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock together with New TMM Units for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv) Retirement of Class B Common Stock. In the event that no New TMM Units remain exchangeable for shares of Class A Common Stock, the Class B Common Stock will be transferred to the Corporation and thereupon shall be retired. In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of New TMM Units, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired and cease to be outstanding and may not be reissued by the Corporation.

(v) Exchange of Class B Common Stock and New TMM Units. Class B Common Stock may be exchanged from time to time together with a corresponding New TMM Unit for Class A Common Stock in accordance with the Exchange Agreement.

(vi) Taxes. The issuance of shares of Class A Common Stock upon the exercise by the Corporation of its right under Section 2.1 of the Exchange Agreement to exchange shares of Class B Common Stock and New TMM Units will be made without charge to the holders of the shares of Class B Common Stock for any stamp or other similar tax in respect of the issuance, unless any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock being exchanged, in which case the person or persons requesting the issuance thereof will pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or will establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (h) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Board of Directors.

6.1 Number of Directors. (A) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to Article 5 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than three nor more than fifteen, with the then-authorized number of directors being fixed from time to time by the Board.

(B) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article 5, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

6.2 Staggered Board. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article 5 (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article. Commencing with the first annual meeting of stockholders following the effectiveness of this Article, each director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II or Class III.

6.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any director then in office.

6.4 Removal of Directors for Cause. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article 5, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of at least 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the Trigger Date, any director of the Corporation may be removed with or without cause by the holders of the majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7. Meetings of Stockholders.

7.1 No Action by Written Consent after the Trigger Date. From and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

7.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (ii) by or at the direction of the Chairman or Vice-Chairman of the Board, the Chief Executive Officer of the Corporation. In addition, prior to the Trigger Date, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of fifty percent (50%) or more of the outstanding shares of Class B Common Stock. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

7.3 Election of Directors by Written Ballot. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.

8. Business Combinations.

8.1 Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

8.2 Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

8.3 Definitions. For purposes of this Article 8, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph (b) of this Article 8 is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 8, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Investors or sponsor transferees, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix) “sponsor transferee” means any Person who acquires voting stock of the Corporation from a Principal Stockholder (other than in a public offering) and who is designated in writing by such Principal Stockholder as a “sponsor transferee.”

(x) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

9. Corporate Opportunity.

9.1 Scope. The provisions of this Article 9 are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each Investor and its respective Affiliates (other than the Corporation and its subsidiaries) and all of its respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.

9.2 Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

9.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 9, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

9.4 Amendment of this Article. No amendment or repeal of this Article 9 in accordance with the provisions of Article 13 shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article 9 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate, the By-laws or applicable law.

10. Limitation of Liability.

(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 10(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

11. Indemnification.

11.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.3, the Corporation shall not be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (other than a Proceeding brought by such Covered Person (i) by way of defense or counterclaim, or (ii) to enforce such Covered Person’s rights to indemnification, advancement or contribution under any agreement, certificate of incorporation, bylaws or under statute or other law) unless the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

11.2 Advancement of Expenses. To the extent not prohibited by applicable law, the Corporation shall advance the expenses (including attorneys’ fees) incurred by a Covered Person that is or was a director of the Corporation in defending any Proceeding in advance of its final disposition and the Corporation may advance the expenses (including attorneys’ fees) incurred by any other Covered Person; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 11 or otherwise; such undertaking shall be unsecured and interest free and shall be accepted without regard to the Covered Person’s ability to repay amounts advanced and without regard to the Covered Person’s entitlement to indemnification.

11.3 Claims. If a claim for indemnification or advancement of expenses under this Article 11 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

11.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 11 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

11.5 Other Sources.

(a) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

(b) In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e. its obligation to Indemnitee to provide advancement and/or indemnification to such Covered Person are primary and any obligation of the Principal Stockholders (including any Affiliate thereof other than the Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Principal Stockholders to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement

(including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary and (ii) if any Principal Stockholder (or any Affiliate thereof, other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Principal Stockholder (or such Affiliate, as the case may be), as the case may be, shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless such Principal Stockholder (or such other Affiliate), as the case may be, for all such payments actually made by such Principal Stockholder (or such other Affiliate).

11.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

11.7 Other Indemnification and Prepayment of Expenses. This Article 11 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

12. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.

13. Adoption, Amendment and Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article 6, Sections 7.1 and 7.2 of Article 7 or Articles 8-14 may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

14. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consent to the provision of this Article 14.

15. Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

16. Definitions. As used in this Certificate, unless the context otherwise requires, the term:

(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(b) “Board” is defined in Section 5.1(ii)(1).

(c) “By-laws” means the By-laws of the Corporation, as such By-laws may be amended from time to time.

(d) “Certificate” is defined in the preamble.

(e) “Disposition Event” has the meaning attributed to such term in the New TMM LPA.

(f) “Class A Common Stock” is defined in Section 4.

(g) “Class B Common Stock” is defined in Section 4.

(h) “Common Stock” is defined in Section 4.

(i) “Corporation” means Taylor Morrison Home Corporation.

(j) “Covered Person” is defined in Section 11.1.

(k) “DGCL” is defined in the preamble.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute.

(m) “Exempted Persons” is defined in Section 9.1.

(n) “Exchange Agreement” has the meaning attributed to such term in the Stockholders Agreement.

(o) “Investors” means the Principal Stockholders and the JHI Entities.

(p) “JHI Entities” means any investment funds affiliated with JH Investments, Inc. and their respective successors and Affiliates.

(q) “New TMM” means TMM Holdings II, Limited Partnership.

(r) “New TMM LPA” means the Limited Partnership Agreement of New TMM as in effect from time to time.

(s) “New TMM Units” has the meaning attributed to such term in the Stockholders Agreement.

(t) “Oaktree Entities” means any investment funds affiliated with Oaktree Capital Management, L.P. and their respective successors and Affiliates.

(u) “Preferred Stock” is defined in Section 4.

(v) “Preferred Stock Directors” is defined in Section 6.2.

(w) “Principal Stockholders” means collectively (i) the Oaktree Entities and (ii) the TPG Entities.

(x) “Proceeding” is defined in Section 11.1.

(y) “Stockholders Agreement” means the Stockholders Agreement among the Corporation, TPG TMM Holdings II, L.P., Oaktree TMM Holdings II, L.P. and JHI Holding Limited Partnership, as in effect from time to time.

(z) “TPG Entities” means any investment funds affiliated with TPG Global, LLC and their respective successors and Affiliates.

(aa) “Trigger Date” means the first date on which the Principal Stockholders cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by the officer below this      day of             , 2013.

By:	/s/ Darrell C. Sherman
Name: Darrell C. Sherman
Title: Vice President

[Signature Page to Amended and Restated Certificate of Incorporation]